Exhibit 5.1

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	Abu Dhabi	Milan
	Barcelona	Moscow
	Beijing	Munich
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	Brussels	New York
	Chicago	Orange County
October 9, 2014	Doha	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
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Breitburn Energy Partners LP	Houston	Silicon Valley
515 South Flower Street	London	Singapore
Suite 4800	Los Angeles	Tokyo
Los Angeles, California 90071	Madrid	Washington, D.C.

Re:	Registration Statement No. 333-198277; Issuance of common units representing limited partner interests

Ladies and Gentlemen:

We have acted as special counsel to Breitburn Energy Partners LP, a Delaware limited liability company (the “Partnership”), in connection with the proposed issuance of up to 72,001,686 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 23, 2014 (as amended from time to time, the “Merger Agreement”), by and among the Partnership, Breitburn GP LLC, a Delaware limited liability company, Boom Merger Sub, LLC, a Delaware limited liability company, QR Energy, LP, a Delaware limited partnership, and QRE GP, LLC, a Delaware limited liability company. The Common Units are included in a registration statement on Form S–4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2013 (Registration No. 333–198277) (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance of the Common Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the general partner of the Partnership and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery in the manner contemplated by the Registration

Breitburn Energy Partners LP

October 9, 2014

Statement and the Merger Agreement, the Common Units will be validly issued and, under the Delaware Act, the recipients of the Common Units will have no obligation to make further payments for the Common Units or contributions to the Partnership solely by reason of their ownership of the Common Units or their status as limited partners of the Partnership, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of being limited partners of the Partnership.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Latham & Watkins LLP